Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                          PROSPECTUS SUPPLEMENT NO. 11
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by TUT Investments I, L.L.C., which is no longer a selling stockholder, of 3,628 units to Jane Terrell Johnson, 809 units to Jeffery E. Johnson and 837 units to Mary Terrell Joseph.

     o the transfer by Jane Terrell Johnson of 30 units to United Way of Northwest Louisiana, 30 units to Nichols State University Foundation and 30 units to Sciport Discovery Center.

     o the transfer by Anderson Feazel, L.L.C., which is no longer a selling stockholder, of 34,939 units to Cotswold Properties,
              L.L.C.



                                           Number of Shares and Units Owned              Number of Shares
Name                                             Before the Offering                      Offered Hereby

Jane Terrell Johnson                                    3,538                                 3,538
Jeffery E. Johnson                                       809                                   809
Mary Terrell Joseph                                      837                                   837
United Way of Northwest Louisiana                         30                                    30
Nichols State University Foundation                       30                                    30
Sciport Discovery Center                                  30                                    30
Cotswold Properties, L.L.C.                             34,939                                34,939

            The date of this prospectus supplement is March 17, 2004.